SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 30th day of August, 2013, by and between Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”), and Franklin Advisers, Inc., a California corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, GPS Funds II (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to create, and currently consists of, separate series of shares, each representing interests in a separate mutual fund managed according to its own investment objectives and policies; and

WHEREAS, the Advisor served as investment adviser to the series of the Trust under an Investment Advisory Agreement dated April 1, 2011, as amended on September 1, 2012 (the “Old Advisory Agreement”) and, pursuant to authority contained in the Old Advisory Agreement, retained the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets that the Advisor assigned to the Sub-Advisor (the “Sub-Advisor Assets”) pursuant to a Sub-Advisory Agreement dated March 29, 2011 and as amended on the March 30, 2012  (the "Old Sub-Advisory Agreement"); and

WHEREAS, in connection with a change in ownership of the Advisor effective on the date first written above, the Old Advisory Agreement and the Old Sub-Advisory Agreement each terminated automatically as required under the 1940 Act; and

WHEREAS, the Board of Trustees and shareholders of the Trust have each approved a new Advisory Agreement with the Advisor effective as of the date first written above to replace the Old Advisory Agreement, and the Board of Trustees of the Trust also approved this Agreement to replace the Old Sub-Advisory Agreement, and the parties hereto desire to enter into this Agreement so that the Sub-Advisor can continue to assist the Advisor in the provision of a continuous investment program for the Sub-Advisor Assets, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets.  The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.           Duties of the Sub-Advisor.

(a)           Investments.  The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on a continuous basis.  In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets.

The Sub-Advisor acknowledges that the purchase, acquisition, or possession of securities issued by the Fund’s advisor or distributor or any entities of such advisor or distributor (collectively referred to as “Affiliated Securities”) by the Fund is prohibited under the 1940 Act.  Accordingly, the Sub-Advisor is directed and hereby agrees to refrain from the purchase, acquisition, or possession on behalf of the Fund of Affiliated Securities.

The Advisor agrees to provide the Sub-Advisor information concerning: (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

(b)           Compliance with Applicable Laws, Governing Documents and Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to, and comply with, the requirements of the 1940 Act, the Advisers Act, and all other Federal Securities Laws applicable to registered investment companies and the Sub-Advisor’s duties under this Agreement.  The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable (30 days) advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Declaration of Trust or By-Laws; and (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes and marked to show such changes.  In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire regarding the Sub-Advisor’s compliance program and participation in a quarterly telephone call with the Trust CCO to discuss the responses on the questionnaire; (iii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iv) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c)           Sub-Advisor Compliance Policies and Procedures.  The Sub-Advisor shall promptly provide the Trust CCO with copies of:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to such compliance procedures.  The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets.  The Sub-Advisor shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications indicating whether there were Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO confirming that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d)           Voting of Proxies; Claims.  Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund.  The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”) and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect.  If both the Sub-Advisor and another entity managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.

The Sub-Adviser shall not be expected or required, on behalf of a Fund to provide notice of, make any recommendations concerning, initiate, file proofs of claim in, or otherwise take any action with respect to legal proceedings (including, without limitation, bankruptcy proceedings) involving securities presently or formerly held in a Fund, or involving the issuers of such securities or related parties.

(e)           Agent.  The Sub-Advisor is authorized, on behalf of the Trust and each Fund, to open brokerage accounts and to execute, on its own behalf or on behalf of each Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Advisor’s duties under this Agreement. In such respect, and only for this limited purpose, Sub-Advisor shall act as the Adviser’s and each Fund’s agents and attorneys-in-fact. The Sub-Advisor is authorized, on behalf of each Fund, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto.

(f)           Brokerage.  The Sub-Advisor will place orders pursuant to the Sub- Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall execution available.  Where Sub-Advisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities for a Fund, in selecting brokers or dealers to execute such orders, Sub-Advisor is expressly authorized to consider, among other factors, the fact that a broker or dealer has furnished statistical, research or other information or services which enhance Sub-Advisor’s investment research and portfolio management capability generally.  It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that Sub-Advisor may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Sub-Advisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of a Fund or Sub-Advisor’s overall responsibilities to Sub-Advisor’s discretionary accounts.

Nothing herein shall preclude the aggregation or “bunching” of orders for the sale or purchase of portfolio securities in a Fund with other funds, separate accounts or other investment vehicles (“accounts”) managed, advised or sub-advised by Sub-Advisor.  With respect to the allocation of trades, Sub-Advisor shall not favor any account over any other and purchase or sale orders executed contemporaneously shall be allocated in a manner it deems equitable among the accounts involved.  In some cases, prevailing trading activity may cause Sub-Advisor to receive various execution prices on the entire volume of any security sold for the accounts of its clients.  In such cases, Sub-Advisor may, but shall not be obligated to, average the various prices and charge or credit a Fund with the average price, even though the effect of this aggregation of price may sometimes work to the disadvantage of the Fund.  Advisor and each Fund understands and acknowledges that Sub-Advisor or its affiliates may, based upon such factors as Sub-Advisor deems to be important, such as Sub-Advisor’s or its affiliates’ respective trading strategies or their respective accounts’ relative sizes or investment objectives or investment restrictions, restrict to certain accounts purchases and sales of securities acquired in initial public offerings, including those that trade or are expected to trade at a premium in the secondary market.

In no event shall Sub-Advisor be obligated to effect or place an order for any transaction for a Fund which Sub-Advisor believes would violate any applicable state or federal law, rule, or regulation, or of the regulations of any regulatory or self-regulatory body to which Sub-Advisor or any of its affiliates is subject to at the time of the proposed transaction.

The Sub-Advisor shall have complete discretion, subject to applicable law: (1) in the investment and reinvestment of the Sub-Advisor Assets, without distinction between principal and income, in such securities, with full power and authority to effect (or to authorize, direct and supervise the custodian of a Fund (“Custodian”) or one or more brokerage firms selected by the Sub-Advisor to effect) such purchases, sales, exchanges, conversions, and otherwise trade in shares, stocks, bonds, notes, and other obligations issued or incurred by governmental bodies, corporations, mutual funds, trusts, associations or firms, in trade acceptances and other commercial paper, in loans and deposits at interest on call or on time, and exercise rights and warrants to subscribe for stock or securities therein as the Sub-Advisor may deem prudent and appropriate; and (2) to purchase, sell, exchange or convert foreign currency in the spot or forward markets as agent or principal at the market rate; provided, however, that the Adviser, in its sole discretion, may delegate responsibility for foreign exchange trading for income repatriation to the Custodian or another service provider, which may be the Sub-Advisor, with prior notice to the Sub-Advisor.

Under no circumstances will the Sub-Advisor compensate a broker or dealer for any promotion or sale of Fund shares, or the promotion of the Genworth Financial Wealth Management investment platform, by directing to the broker or dealer: (i) portfolio securities transactions on behalf of the Fund; or (ii) any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer).

The Sub-Advisor may only direct the Fund’s portfolio securities transactions to a broker or dealer that promotes or sells Fund shares as permitted by the provisions of the 1940 Act (and the rules thereunder) and the policies and procedures adopted the Trust, as amended from time to time.  The Sub-Advisor, when selecting brokers and dealers to effect the Fund’s portfolio securities transactions, shall not take into account the brokers’ and dealers’ promotion or sale of shares of the Fund or any other registered investment company, or the promotion of the Genworth Financial Wealth Management investment platform.  In addition, the Sub-Advisor shall not enter into any agreement (whether oral or written) or other understanding under which the Sub-Advisor directs, or is expected to direct, the Fund’s portfolio securities transactions, or any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such  portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer); and,  to a broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer) in consideration for the promotion or sale of shares of the Fund or any other registered investment company.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms and provided that the transactions are consistent with the Trust’s Rule 17e-1 and/or Rule 10f-3 procedures (as applicable).  The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, the Trust’s principal underwriter (and the other Sub-Advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws, other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

(g)           Securities Transactions.  In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and  the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Trust with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Trust assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”).  The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions.  By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above.  The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor.

(h)           Code of Ethics.  The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor or the Board of Trustees.

(i)           Books and Records.  The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will promptly be surrendered to the Trust upon request.  Notwithstanding the foregoing, the Sub-Advisor may maintain a copy of any such records.  The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)           Information Concerning Sub-Advisor Assets and the Sub-Advisor.  From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party  reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request.  The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus and Registration Statement on Form N-1A) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor.  Unless otherwise prohibited by law, regulation, or court order, the Sub-Advisor will promptly notify the Advisor of any pending order of investigation, material litigation, or governmental or regulatory administrative proceedings relating to the Sub-Advisor’s duties under this Agreement or that are otherwise material to the Sub-Advisor and are reasonably likely to impact the Sub-Advisor’s ability to perform its obligations under this Agreement.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k)           Valuation of Sub-Advisor Assets.  The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to notify the Advisor or its designee on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets.  As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio.

The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “1933 Act”) and any rule or regulation thereunder.

(l)           Custody Arrangements.  The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

(m)           Foreign Custody.  The Sub-Advisor agrees to review a periodic report and related risk analysis provided by the Bank of New York regarding the use of eligible foreign securities depositories; to consider the information contained in and referred to in the report when determining whether to invest Fund assets in foreign jurisdictions where assets would be held in such securities depositories; and to confirm in writing such review and consideration each quarter upon request by Advisor.

(n)           Regulatory Examinations.  The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.           Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.           Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.           Expenses.  During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund.  The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.  The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for (a) such expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of the Trust or the Advisor, or (b) such expenses as may be reasonably incurred by the Sub-Advisor, after receiving prior written approval from the Advisor (which written approval may be in the form of facsimile or electronic mail).  The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses in performing duties not set forth in Section 2 of the Agreement at the request of, and on behalf of the Fund or an Adviser. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6.           Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A.  Such fees will be computed daily and payable in arrears no later than the thirtieth (30th) calendar day following the end of each month, from the Advisor on behalf of the Fund(s), calculated at an annual rate based on the Sub-Advisor Assets’ average daily net assets.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

7.           Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)           The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Sub-Advisor is a corporation  duly organized and validly existing under the laws of the State of California, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)           The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.  The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8.           Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)           The Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)           The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV prior to the execution of this Agreement;

(e)           The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.

9.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.           Liability and Indemnification.

(a)           Liability.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets.  The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith, gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby.

(b)           Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder;  provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement, or its representations and warranties herein, or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

11.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the “Effective Date.”) for an initial term of two years, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, on not less than 60 days written notice to the Sub-Advisor; or (ii) the Sub-Advisor, on not less than 60 days written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision of this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No-Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.  In addition, any such amendment shall be approved by a vote of the majority of the Fund’s outstanding voting securities, unless shareholder approval is not required by applicable law or regulation, by exemptive relief granted by the SEC, or by a No-Action position of the SEC staff.

13.           Confidentiality.  Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets.  Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.  Notwithstanding any other provision of this Agreement, the Sub-Advisor may include the performance of each Fund attributable to the time period Sub-Advisor provided services under this Agreement as part of any composite performance information of the Sub-Advisor.

14.           Use of Sub-Advisor’s Name.  The parties agree that the names of the Sub-Advisor and its affiliates and the Sub-Advisor’s and its affiliates’ logos, trademarks, service marks or trade names and any derivatives of such (altogether “Sub-Advisor Property”) are the valuable property of the Sub-Advisor and its affiliates.  The Adviser and the Trust may use Sub-Advisor Property only:  (1) to identify Sub-Advisor as the subadviser to a Fund as required by law or governmental regulations; (2) in marketing materials for a Fund provided that such use is limited to: (a) identifying Sub-Advisor and the services performed for the Fund by the Sub-Advisor; and (b) providing biographical information about the Sub-Advisor that is accurately derived from information provided by or made public by Sub-Advisor or its affiliates.  Any other use of Sub-Advisor Property must be expressly pre-approved in writing by Sub-Advisor.  Any change in any approved use of Sub-Advisor Property including, without limitation, change in the name of a Fund, requires prior approval in writing by the Sub-Advisor.  Upon termination of this Agreement, the Advisor and the Trust shall forthwith cease to use Sub-Advisor Property.  If the Advisor or the Trust makes any unauthorized use of Sub-Advisor Property, the parties acknowledge that the Sub-Advisor and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Advisor and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law.

15.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)          If to the Advisor:
Genworth Financial Wealth Management, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA  94523-3967
Attn: Carrie E. Hansen

(b)          If to the Sub-Advisor:
Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, California  94403
Attn:  General Counsel

16.           Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

20.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

21.           Asset Segregation.  Sub-Advisor will review each Fund’s Sub-Advisor Assets for which Sub-Advisor has information and determine, through use of its policies, procedures and interpretations of applicable rules and standards, the amounts Sub-Advisor believes should be segregated against the instruments Sub-Advisor is aware of the Fund holding that Sub-Advisor believes cause a requirement for segregation.  Sub-Advisor will then determine that Fund holdings Sub-Advisor believes to be liquid securities (based on Sub-Advisor’s internal practices and interpretations) exist in sufficient quantity to at least equal the amounts required for segregation.  Sub-Advisor is not required to communicate such determinations to the Funds’ custodian or administrator or to Advisor, though Sub-Advisor may make quarterly reports to Advisor that Sub-Advisor has performed the actions described in this paragraph.

22.           Performance Differences.  Advisor understands, consents and agrees that performance of any Fund will not be the same as, and may differ significantly from, the performance of any mutual fund for which the Subadviser or its affiliates serves as investment adviser (“Franklin Templeton Fund”), including any Franklin Templeton Fund or composite of accounts/funds that may have investment goals and strategies that are similar to that of the Fund, based on, but not limited to, the following factors: (i) differences in:  inception dates, cash flows, asset allocation, security selection, liquidity, income distribution or income retention, fees, fair value pricing procedures, and diversification methodology; (ii) use of different foreign exchange rates and different pricing vendors; (iii) ability to access certain markets due to country registration requirements;  (iv) legal restrictions or custodial issues, (v) legacy holdings in the fund; (vi) availability of applicable trading agreements such as ISDAs, futures agreements or other trading documentation, (vii) restrictions placed on the account (including country, industry or environmental and social governance restrictions); and (viii) other operational issues that impact the ability of a fund to trade in certain instruments or markets.  Advisor further understands, consents and agrees that any similarity of investment goals and strategies between a Fund and any Franklin Templeton Fund is subject to, among other things, the discretion and decisions of the Board of Trustees of the respective funds.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISOR:

GENWORTH FINANCIAL WEALTH
MANAGEMENT, INC.

By:__________________________________
Attest: _____________________________
Name & Title:__________________________

SUB-ADVISOR:

FRANKLIN ADVISERS, INC.

By:__________________________________
Attest: _____________________________
Name & Title:__________________________

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN GENWORTH FINANCIAL WEALTH  MANAGEMENT, INC.
 AND
FRANKLIN ADVISERS, INC.

Effective August 30, 2013

GuideMark Opportunistic Fixed Income Fund

FEE SCHEDULE

ASSETS	COMPENSATION

45 bps on first $100 million;

40 bps on next $150 million;

38 bps on next $250 million;

37 bps on next $250 million; and

36 bps on balance.